Exhibit 3.18

CORNELL REAL ESTATE HOLDINGS, LLC

SECOND AMENDED AND RESTATED OPERATING AGREEMENT

This Second Amended and Restated Operating Agreement of Cornell Real Estate Holdings, LLC (f/k/a Cactus Realty, LLC) (“Company”), dated July 30, 2018, and effective as of July 30, 2018 (the “Effective Date”), has been adopted by Company and by CornellCookson, LLC, a Delaware limited liability company, as the sole member (“Member”) of Company.

ARTICLE 1.	DEFINITIONS

1.1.     Definitions. In addition to the terms defined ins other provisions of this Agreement, including, without limitation, those defined in the preamble, the following terms shall have the meanings set forth below unless the context requires otherwise:

“Act” - The Arizona Limited Liability Company Act, and any successor statute, as amended from time to time.

“Agreement” – This Amended and Restated Operating Agreement, as amended, modified, supplemented or restated from time to time.

“Articles” - The articles of organization of Company and any and all amendments thereto and restatements thereof filed on behalf of Company with the Arizona Corporation Commission to the Act.

“Capital Contribution” - The aggregate amount of cash and the agreed value of any property or services (as determined in writing by Member and Company) contributed by Member to Company as provided in paragraph 4.1.

“Code” - Internal Revenue Code of 1986, as amended, as those regulations may be amended from time to time (including corresponding provisions of successor regulations).

“Membership Interest” - The interest of Member in Company, including, without limitation, rights to distributions (liquidating or otherwise), information and to consent to or approve actions by Company, all in accordance with the provisions of this Agreement and the Act.

ARTICLE 2.	ORGANIZATION

2.1.     Known Place of Business; Statutory Agent; Other Offices. Company shall appoint and continuously maintain in the State of Arizona (i) a known place of business that may be the address of its statutory agent; and (ii) a statutory agent for service of process on Company that is either an individual resident of Arizona, an Arizona corporation, an Arizona limited liability company or a foreign corporation or limited liability company authorized to transact business in Arizona. After organization, a change in the known place of business or statutory agent, or both, may be effected at any time by Company and established by an amendment of the Articles of Company or by filing a statement with the Arizona Corporation Commission in the manner provided by law. Company may have such other offices as Member may designate from time to time, which need not be in the State of Arizona.

2.2.     Purpose. The object and purpose of, and the nature of the business to be conducted and promoted by, Company is to engage in any lawful act or activity for which limited liability companies may be organized under the Act and to engage in any and all lawful activities necessary, convenient, desirable or incidental to the foregoing.

ARTICLE 3.	MEMBERSHIP INTERESTS

3.1.     Transferability of Membership Interest. The Membership Interest is freely transferable or assignable, in whole or in part, either voluntarily or by operation of law.

3.2.     Admission of Additional Members. Additional members of Company may be admitted to Company at the direction of Member only if a new operating agreement or an amendment and restatement of this Agreement is executed.

ARTICLE 4.	FINANCIAL AND TAX MATTERS

4.1.     Capital Contributions. Company shall keep a record of the Capital Contributions made by Member. Member shall not be required to make any Capital Contribution to Company not specifically agreed to in writing between Member and Company, or be obligated or required under any circumstances to restore any negative balance in Member’s capital account.

4.2.     Advances by Member. Member may agree to loan funds to or guarantee obligations of Company. A loan to Company or guarantee of its obligations by Member is not a Capital Contribution.

4.3.     Distributions to Members. Except as otherwise provided in Article 8, distributions shall be made to Member (in cash or in kind) at such times and in such amounts as are determined by Member and as permitted by applicable law.

4.4.     Title to Company Property. All real and personal property shall be acquired in the name of Company and title to any property so acquired shall vest in Company itself rather than in Member.

ARTICLE 5.	MANAGEMENT

5.1.        Management by Member.

5.1.1.     Exclusive Responsibility. The business and affairs of Company shall be managed by Member. Member, on behalf of Company, shall have the power to do any and all acts necessary or convenient to, or for the furtherance of, the business and affairs of Company. Decisions required to be made by Member may be evidenced by a written consent signed by Member.

5.1.2.     Delegation. Member may appoint officers and agents of Company to which Member may delegate whatever duties, responsibilities and authority Member may desire. Any officer or agent may be removed by Member at any time. If Member appoints an officer of

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Company with a title that is commonly used for officers of a business corporation, the selection of such title shall constitute the delegation of the authority and duties that are normally associated with that office, subject to any specific delegation of authority and duties made by Member. Any number of offices may be held by the same person. The salaries and other compensation, if any, of the officers and agents of Company shall be fixed from time to time by Member. The initial officers of Company shall be:

Andrew Cornell — President / CEO
Paul Sugarman — VP of Finance / CFO / Treasurer
Shirley Barry — Secretary

5.2.     Conflicts of Interest. Nothing in this Agreement shall be construed to limit the right of Member to enter into any transaction that may be considered to be competitive with, or a business opportunity that might otherwise be beneficial to, Company. Member does not violate a duty or obligation to Company merely because the conduct of Member furthers the interests of Member. Member may lend money to and transact other business with Company. The rights and obligations of Member upon lending money to or transacting business with Company are the same as those of a person who is not Member, subject to other applicable law. No transactions with Company shall be void or voidable solely because Member has a direct or indirect interest in the transaction.

5.3.     Compensation. Member may be reimbursed for all expenses incurred in managing Company and may, at the election of Member, be entitled to compensation for management services rendered.

ARTICLE 6.	MEMBER

6.1.     Member. The name and address of Member are:

CornellCookson, LLC
Crestwood Industrial Park
24 Elmwood Ave.
Mountaintop, PA 18707

6.2.     Liability of Member. Member, as such, shall not be liable for the debts, obligations or liabilities of Company or for the acts or omissions of any officer, agent or employee of Company except to such extent as may be provided in the Act. The failure of Member to observe any formalities or requirements relating to the exercise of the powers of Member as to the management of the business and affairs of Company under this Agreement or the Act shall not be grounds for imposing liability on Member for liabilities of Company.

ARTICLE 7.	INDEMNIFICATION OF MEMBER, OFFICERS AND OTHER AUTHORIZED REPRESENTATIVES

7.1.     Indemnification. Company shall indemnify any person who was or is a party to or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action or proceeding, including, without limitation, actions by or in the right of Company, whether civil, criminal, administrative or investigative, by reason of the fact that the

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person is or was a member or an officer of Company, or is or was serving while a member or an officer of Company at the request of Company as a director, manager, officer, employee, agent, fiduciary or other representative of another corporation (for-profit or not-for-profit), limited liability company, partnership, joint venture, trust, employee benefit plan or other enterprise, against all liabilities, expenses (including, without limitation, attorney’s fees), judgments, fines, excise taxes and amounts paid in settlement in connection with the action or proceeding unless prohibited by the Act. Company shall have the power to indemnify employees and agents of Company on the same basis as provided in this paragraph with respect to members and officers, and to advance expenses to employees and agents on the same basis as provided in paragraph, as Member may from time to time determine or authorize.

7.2.     Advancement of Expenses. Expenses (including, without limitation, attorneys fees) incurred by any person who was or is a member or an officer of Company in defending any action or proceeding referred to in paragraph 7.1 shall automatically be paid by Company, without the need for action by Member, in advance of the final disposition of the action or proceeding upon receipt of an undertaking by or on behalf of the person to repay the amount advanced if it shall ultimately be determined that the person is not entitled to be indemnified by Company.

7.3.     Exception. Notwithstanding anything in this Article 7 to the contrary, Company shall not be obligated to indemnify an officer under paragraph 7.1 or advance expenses to an officer under paragraph 7.2 with respect to proceedings, claims or actions commenced by that person, other than mandatory counterclaims.

7.4.     Interpretation. The indemnification and advancement of expenses provided by or pursuant to this Article 7 shall not be deemed exclusive of any other rights to which any person seeking indemnification or advancement of expenses may be entitled under any insurance policy, agreement, approval of Member or otherwise, both as to actions in the person’s official capacity and as to actions in another capacity while being a member or holding an office, and shall continue as to a person who has ceased to be a member or an officer and shall inure to the benefit of the heirs, executors, administrators, successors and assigns of the person. If the Act is amended to permit an Arizona limited liability company to provide greater rights to indemnification and advancement of expenses for members and officers than the express terms of this Article 7, this Article 7 shall be construed to provide for such greater rights.

7.5.     Contract. The duties of Company to indemnify and to advance expenses to a member or an officer as provided in this Article 7 shall be in the nature of a contract between Company and each such person, and no amendment or repeal of any provision of this Article 7 shall alter, to the detriment of such person, the right of the person to the advancement of expenses or indemnification related to a claim based on an act or failure to act that took place prior to the amendment or repeal or the termination of the service of the person as a member or officer, whichever is earlier.

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ARTICLE 8.	DISSOLUTION

8.1.     Dissolution.

8.1.1.     Company shall dissolve, and its affairs shall be wound up, upon the first to occur of the following:

A.	the written direction of Member;

B.	the involuntary judicial dissolution of Company under section 29-785 of the Act; or

C.	the administrative dissolution of Company under section 29-786 of the Act.

8.1.2.     The death, retirement, insanity, resignation or bankruptcy of Member or the occurrence of any other event that terminates the continued membership of Member shall not cause a dissolution of Company.

8.1.3.     Upon dissolution, Company shall cease carrying on any and all business other than the winding up of Company business, but Company shall not be terminated and shall continue until the winding up of the affairs of Company is completed and articles of termination have been filed pursuant to the Act. Upon the winding up of Company, Company’s property shall be distributed (i) first to creditors, including Member if Member is a creditor, to the extent permitted by law, in satisfaction of Company’s liabilities; and (ii) then to Member. Distributions shall be in cash or property or partly in both, as determined by Member.

ARTICLE 9.	RECORDS TO BE KEPT; INSPECTION RIGHTS OF MEMBER

9.1.     Records to be Kept. Company shall keep at its known place of business the following:

9.1.1.     A current register of the full name and last known business, residence or mailing address of Member;

9.1.2.     A copy of the Articles;

9.1.3.     A copy of this Agreement;

9.1.4.     Copies of any writing described in section 29-702, subsection A, of the Act;

9.1.5.     Copies of Company’s federal, state and local income tax returns and reports, if any, for the three most recent years; and

9.1.6.     Copies of any financial statements of Company for the three most recent years.

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9.2.     Inspection Rights of Member. Member may:

9.2.1.     Inspect and copy Company records required to be maintained by this Article 9 and the Act; and

9.2.2.     Inspect and copy other information regarding the affairs of Company as is just and reasonable for any purpose reasonably related to Member’s interest.

ARTICLE 10.	GENERAL PROVISIONS

10.1.     Entire Agreement. This Agreement constitutes the entire agreement of Member and Company with respect to the subject matter hereof and supersedes all prior agreements, express or implied, oral or written, with respect thereto. The express terms of this Agreement control and supersede any course of performance or usage of trade inconsistent with any of the terms hereof.

10.2.     Amendment. This Agreement or the Articles may be amended from time to time only by action of Member. All amendments must be in writing.

10.3.     Binding Effect and Rights of Third Parties. This Agreement has been adopted to govern the operation of Company, and shall be binding on and inure to the benefit of Member and the heirs, personal representatives, successors and assigns of Member. This Agreement is expressly not intended for the benefit of any creditor of Company or any other person other than the parties to this Agreement, except a person entitled to indemnification, contribution or advancement of expenses under Article 7. Except and only to the extent provided by applicable statute, no such creditor or other person shall have any rights under this Agreement.

10.4.     Governing Law. This Agreement shall be governed by and interpreted and enforced in accordance with the substantive laws of the State of Arizona (including, without limitation, provisions concerning limitations of actions), without reference to the conflict of laws rules of that or any other jurisdiction, except that federal laws shall also apply to the extent relevant.

10.5.     Severability. If any provision of this Agreement or the application thereof to any person or circumstance is held invalid or unenforceable to any extent, the remainder of this Agreement and the application of that provision to other persons or circumstances shall not be affected thereby and that provision shall be enforced to the greatest extent permitted by law.

10.6.     Construction. Whenever the context requires, the gender of any word used in this Agreement includes the masculine, feminine or neuter, and the number of any word includes the singular or plural. All references to articles and paragraphs refer to articles and paragraphs of this Agreement. The headings in this Agreement are for convenience only; they do not form a part of this Agreement and shall not affect its interpretation.

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IN WITNESS WHEREOF, Company and Member have caused this Agreement to be executed on the day and year above written and to be effective as of the Effective Date.

COMPANY:		MEMBER:

CORNELL REAL ESTATE HOLDINGS, LLC		CornellCookson, LLC
By:	CornellCookson, LLC, its Member

By:	/s/ Seth L. Kaplan	By:	/s/ Seth L. Kaplan
Name:	Seth L. Kaplan	Name:	Seth L. Kaplan
Title:	Vice President	Title:	Vice President
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